                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 15, 2002, relating to the financial statements and financial highlights which appear in the September 30, 2002 Annual Reports to Shareholders of Cash Accumulation Trust (consisting of Liquid Assets Fund and National Money Market Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
New York, New York
November 22, 2002